SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549

                                  SCHEDULE 13G


  Collectors Universe, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.001 Par Value Per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   19421R200
 ------------------------------------------------------------------------------
                     (CUSIP Number of Class of Securities)

                               September 15, 2004
 ------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP No. 19421R200                                          Page 2 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Partners Small Cap Value, L.P. 13-3688497

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           41,142 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         41,142 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     41,142 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.6% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Partners Small Cap Value, L.P. directly beneficially owns these shares of Common Stock, to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC, disclaims any beneficial ownership interest.

CUSIP No. 19421R200                                          Page 3 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Partners Small Cap Value, L.P. I 13-3953291

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           46,000 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         46,000 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     46,000 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.7% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Partners Small Cap Value, L.P. I directly beneficially owns these shares of Common Stock, to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC, disclaims any beneficial ownership interest.

CUSIP No. 19421R200                                          Page 4 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           29,192 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         29,192 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,192 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.5% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Small Cap Value Offshore Fund, Ltd. directly beneficially owns these shares of Common Stock, to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC, disclaims any beneficial ownership interest.

CUSIP No. 19421R200                                          Page 5 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital Managerment, LLC 13-4018186

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           87,142 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         87,142 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     87,142 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.4% of Common Stock(1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO (Limited Liability Company

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, and to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC disclaims any beneficial ownership interest.

CUSIP No. 19421R200                                          Page 6 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wynnefield Capital, Inc. (No IRS Identification No.)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           29,192 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         29,192 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,192 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.5% of Common Stock(1)

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd., and to which each of Shannon River Partners, L.P., Shannon River Partners II, L.P. and Shannon River Capital Management, LLC disclaims any beneficial ownership interest.

CUSIP No. 19421R200                                          Page 7 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Shannon River Partners, LP 05-0544322

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           74,034 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         74,034 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     74,034 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.2% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Shannon River Partners, L.P. directly beneficially owns these shares of Common Stock, to which each of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. disclaims any beneficial ownership interest.

CUSIP No. 19421R200                                          Page 8 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Shannon River Partners II, LP 20-0597408

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           119,700 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         119,700 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     119,700 Shares(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.9% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Shannon River Partners II, L.P. directly beneficially owns these shares of Common Stock, to which each of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. disclaims any beneficial ownership interest.

CUSIP No. 19421R200                                          Page 9 of 12 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Shannon River Capital Management, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X] Reporting person is affiliated with other persons.

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           193,734 Shares(1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          144,741 Shares(2)
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         193,734 Shares(1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            144,741 Shares(2)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     338,475 Shares(1)(2)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO (Limited Liability Company)

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Shannon River Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners, L.P and Shannon River Partners II, L.P., and to which each of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital Management, LLC and Wynnefield Capital, Inc. disclaims any beneficial ownership interest.

(2) Shannon River Capital Management, LLC, as Portfolio Manager with respect to these shares, holds an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund and an unrelated third-party, and to which each of Shannon River Partners, L.P and Shannon River Partners II, L.P. disclaims any beneficial ownership interest.

ITEM 1(a).  Name of Issuer:
            Collectors Universe, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
            1921 E. Alton Avenue, Santa Ana, California, 92705
            -------------------------------------------------------------------

ITEM 2(a).   Names of Persons Filing:
             Wynnefield Partners Small Cap Value, L.P. ("Partners")
             -------------------------------------------------------------------
             Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
             -------------------------------------------------------------------
             Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
             -------------------------------------------------------------------
             Wynnefield Capital Management, LLC ("WCM")
             -------------------------------------------------------------------
             Wynnefield Capital, Inc. ("WCI")
             -------------------------------------------------------------------
             Shannon River Partners, LP ("SRP")
             -------------------------------------------------------------------
             Shannon River Partners II, LP ("SRP II")
             -------------------------------------------------------------------
             Shannon River Capital Management, LLC ("SRCM")
             -------------------------------------------------------------------

         Based on the relationships described herein, these entities may be deemed to constitute a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934. The filing of this statement shall not be construed as an admission that Partners, Partners I, Fund, WCM, WCI, SRP, SRP II, and SRCM are a group, or have agreed to act as a group.

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
            450 Seventh Avenue, Suite 509, New York, New York 10123
            -------------------------------------------------------------------

ITEM 2(c).  Citizenship:
            Partners and Partners I are Delaware Limited Partnerships
            -------------------------------------------------------------------
            Fund and WCI are Cayman Islands Companies
            -------------------------------------------------------------------
            WCM is a New York Limited Liability Company
            -------------------------------------------------------------------
            SRP and SRP II are Delaware Limited Partnerships
            ------------------------------------------------------------------
            SRCM is a Delaware Limited Liability Company
            ------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:
            Common Stock, $.001 Par Value Per Share
            -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  19421R200


ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is: None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4. Ownership:

(a) Amount beneficially owned by all reporting persons: 338,475 Shares
(b) Percent of class: 5.3% of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)      sole power to vote or to direct the vote:
                        193,734 Shares
         (ii)     shared power to vote or to direct the vote
                        144,741 Shares
         (iii)    sole power to dispose or to direct the disposition:
                        193,734 Shares
         (iv)     shared power to dispose or to direct the disposition
                        144,741 Shares

ITEM 5.  Ownership of five percent or less of a class.
         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8.  Identification and classification of members of the group.
         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this statement are identified in Item 2 hereof.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10. Certifications.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   October 21, 2004

                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                    By:Wynnefield Capital Management, LLC,
                                General Partner

                                By: /s/Nelson Obus
                                    --------------------------------------------
                                         Nelson Obus, Managing Member

                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                    By:Wynnefield Capital Management, LLC,
                                General Partner

                                By: /s/Nelson Obus
                                    --------------------------------------------
                                         Nelson Obus, Managing Member

                    WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                    By:Wynnefield Capital, Inc.

                                By: /s/Nelson Obus
                                    --------------------------------------------
                                         Nelson Obus, President

                    WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                By: /s/Nelson Obus
                                    --------------------------------------------
                                         Nelson Obus, Managing Member

                    WYNNEFIELD CAPITAL, INC.

                                By: /s/Nelson Obus
                                    --------------------------------------------
                                         Nelson Obus, President

                    SHANNON RIVER PARTNERS, L.P.

                    By: Shannon River Capital Management, LLC,
                                        General Partner

                                By:/s/Spencer Waxman
                                    --------------------------------------------
                                         Spencer Waxman, Managing Member

                    SHANNON RIVER PARTNERS II, L.P.

                    By: Shannon River Capital Management, LLC,
                                        General Partner

                                By:/s/Spencer Waxman
                                    --------------------------------------------
                                         Spencer Waxman, Managing Member

                    SHANNON RIVER CAPITAL MANAGEMENT, LLC

                                By:/s/Spencer Waxman
                                    --------------------------------------------
                                         Spencer Waxman, Managing Member